[HANGER ORTHOPEDIC GROUP INC.]

Two Bethesda Metro Center Suite 1200 Bethesda, MD 20814	Phone 301-986-0701 Fax 301-986-0702

Contacts:	Ivan R. Sabel George E. McHenry Jason P. Owen	(301) 986-0701 (301) 986-0701 (301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES FIRST QUARTER
NET INCOME OF $0.16 PER DILUTED SHARE
AND FILING OF 8-K RELATED TO LINKIA

        BETHESDA, MARYLAND, April 28, 2004 – Hanger Orthopedic Group, Inc. (NYSE:HGR) today announced net income of $0.16 per diluted share for the three-month period ended March 31, 2004. Net income decreased by $0.94 million and earnings by $0.03 per diluted share compared to the same period last year.

        Hanger also disclosed today, in an 8-K filing, the signing of the first significant contract by its new managed care subsidiary, Linkia, LLC. Hanger estimates that Linkia will generate additional sales from all contracts on an annualized basis of a minimum of $50 million in 2005. We expect the Linkia contracts to begin impacting sales in the third and fourth quarters of 2004 as the coverage will be phased in on a geographic basis. The impact on 2004 will depend on the pace of the transition.

        Net sales for the three months ended March 31, 2004 increased by $5.5 million, or 4.4%, to $131.6 million from $126.1 million in the prior year’s first quarter. The net sales growth was primarily due to net sales of acquired O&P practices and a 12.9% increase in the external sales of the Company’s distribution segment, reduced by a 0.8% decrease in same center sales. Gross profit for the first quarter of 2004 was $66.2 million, or 50.3% of net sales, compared to $65.4 million, or 51.9% of net sales, in the prior year. The improvement in gross profit dollars was the result of the 4.4% increase in net sales and the decrease, as a percentage of net sales, was due to an increase in labor and material costs. Labor costs increased as a percentage of net sales due to a combination of the impact of annual salary increases effective January 1, 2004 and a 0.8% decrease in same center sales. Selling, general and administrative expense increased by $2.4 million due to increased expenditures quarter-over-quarter on corporate governance, the billing system (OPS) rollout, our sales growth initiatives, expenses of acquired entities and the effect of the annual salary increases, effective January 1, 2004, on salary expense and the related benefits. Depreciation and amortization increased by $0.8 million because the new billing system was placed in service and due to the rollout of Insignia. Interest expense decreased by $1.0 million due to interest savings generated by the refinance of the Subordinated Notes with the new “Term Loan B” in the fourth quarter.

        Net income applicable to common stock and per diluted share for the first quarter of 2004 was $3.6 million, or approximately $0.16 per diluted share, a decrease of $0.5 million and $0.03, respectively, from the comparable period last year.

        Chairman and CEO, Ivan R. Sabel stated, “Although we see overall sales growth, we continue to be challenged to gain any significant same-center sales growth and we believe this trend will continue through the next quarter. We should begin to see a positive sales impact from Linkia in the third quarter. Beginning last year, we embarked on a number of long-term programs to generate sales and take us to the next level. We created Linkia with the goal of developing national contracts and I am happy to report in our 8-K the signing of a major contract. We have made other investments to increase our local marketing presence and the roll out of our Insignia scanning system. We believe that our efforts and investments that have been made thus far will provide for long-term gain in the future.”

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient-care services. Hanger is the market leader in the United States, owning and operating 612 patient-care centers in 44 states and the District of Columbia, with 3,385 employees including 1,011 practitioners. Hanger is organized into two business segments: patient-care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient-care centers. In addition, Hanger operates the largest orthotic and prosthetic managed care network in the country.

_________________

This document contains forward-looking statements relating to the Company’s revenues, contracts and operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future revenues, contracts and operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

-tables to follow-

Hanger Orthopedic Group, Inc.
(In Thousands, Except Share and Per Share Data)

	For the Three Months Ended March 31,
	2004	2003
Income Statement:
Net sales	$131,609	$126,128
Cost of goods sold	65,400	60,690

Gross profit	66,209	65,438
Selling, general and administrative	47,134	44,766
Depreciation and amortization	3,314	2,453

Income from operations	15,761	18,219
Interest expense, net	8,073	9,096

Income before taxes	7,688	9,123
Provision for income taxes	3,152	3,645

Net income	4,536	5,478
Less preferred stock dividend and accretion	917	1,357

Net income applicable to common stock	$3,619	$4,121

Diluted Per Share Data:
Net income applicable to common stock	$0.16	$0.19

Weighted average number of diluted common
shares outstanding	22,808,554	21,990,343

	March 31, 2004	March 31, 2003
Balance Sheet Data:
Working Capital	$160,704	$139,582
Total Debt	434,664	388,429
Shareholders' Equity	184,598	172,167

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Hanger Orthopedic Group, Inc.

	For the Three Months Ended March 31,
	2004	2003
Statistical Data:
Patient-Care Centers	612	589
Number of Practitioners	1,011	954
Number of States (including D.C.)	45	45
Payor Mix
Private Pay and Other	55.8%	55.6%
Medicare	32.2%	32.1%
Medicaid	9.0%	9.6%
VA	3.0%	2.7%
Percentage of Net Sales from:
Patient-Care Services	93.1%	93.6%
Distribution	6.9%	6.4%
Operating Margin	12.0%	14.4%